Exhibit 99.1

Bay Bancorp, Inc. Announces Third Quarter 2014 Results

Lutherville Maryland—Bay Bancorp, Inc. (“Bay”) (NASDAQ: BYBK), the savings and loan holding company for Bay Bank, FSB (“Bank”), announced today net income of $1.79 million or $0.18 per diluted share for nine months ended September 30, 2014, compared to net income of $2.32 million or $0.29 per diluted share for the first nine months of 2013.  For the quarter, Bay reported a net loss of $0.94 million or $0.09 per diluted share, compared to net income of $2.64 million or $0.26 per diluted share for the 2nd quarter of 2014 and net income of $0.92 million or $0.11 per diluted share for the third quarter of 2013.  The nine months ended September 30, 2014 include a  $511,000 bargain purchase gain compared to a $2.86 million bargain purchase gain for the first nine months of 2013.

“After completing strategic steps in the second quarter of 2014 to reduce core operating expenses and cost of funds, in this quarter the Bank absorbed $1.1 million of previously announced, one-time stock-based compensation expense, and $0.6 million in extraordinary expenses related to the Slavie acquisition and subsequent integration” said Kevin B. Cashen, President and Chief Executive Officer. “The acquisition of Slavie Federal Savings Bank from the FDIC supports the plan to add earning assets at a discount, increase scale and improve profitability going forward.”

Highlights from the First Nine Months of 2014

•

The return on average assets for the three and nine months ended September 30, 2014 was -0.77% and 0.54%, respectively, as compared to 0.80% and 0.93%, respectively, for the same periods of 2013.  The return on average equity for the three and nine months ended September 30, 2014 was -5.62% and 3.89%, respectively, as compared to 6.74% and 6.70%, respectively, for the same periods of 2013.

•	Total assets decreased to $480 million at September 30, 2014 compared to $487 million at June 30, 2014 and $419 million at December 31, 2013.
•	Total loans decreased to $394 million at September 30, 2014, a decrease of 0.3% from $395 million at June 30, 2014 and an increase of 23% from $321 million at December 31, 2013.
•	Total deposits decreased to $399 million at September 30, 2014, a decrease of 5% from $419 million at June 30, 2014 and an increase of 10% from $361 million at December 31, 2013.
•

Net interest income for the three and nine month periods ended September 30, 2014 totaled $5.5 million and $16.5 million, respectively, compared to $5.8 million and $12.5 million, respectively, for the same periods of 2013.  The third quarters were comparable from a leverage basis with variable accretion income credited at a slower pace in third quarter of 2014.  Discount recognition will vary due to the timing and nature of resolutions. Third quarter of 2014 recognition trailed the third quarter of 2013 recognition by $0.46 million.  Earning asset leverage was a key driver in year-over-year results, as average earning assets increased to $401 million for the nine months ended September 30, 2014, compared to $311 million for the same period of 2013.

•

Net interest margin for the three and nine months ended September 30, 2014 was 4.80% and 5.50%, respectively, compared to 5.44% and 5.37%, respectively, for the same periods of 2013.  The 3rd quarter decrease reflects the variable pace of accretion income. For the first nine months of 2014, favorable credit resolutions and a 14 basis point decrease in the average cost of interest bearing liabilities to 0.42% when compared to the same period of 2013 support the 13 basis point improvement.

•

Nonperforming assets increased to $20.67 million at September 30, 2014, up from $18.46 million at June 30, 2014 and $9.60 million at December 31, 2013.  The increase resulted from the Bank’s acquisition of assets from Slavie Federal Savings Bank (“Slavie”) in May 2014, which added performing credit impaired loans at June 30, 2014, all with purchase discounts which are expected to be sufficient to resolve any credit impairments.

•

The provision for loan losses in the three and nine months ending September 30, 2014 was $220,000 and $580,000, respectively, compared to $350,000 and $534,000, respectively, for the same periods of 2013.  The changes from the 2013 periods were due primarily to charge-offs and specific reserves established for loans acquired in the Bank’s merger with Carrollton Bank in April 2013 (the “Merger”) and loan originations thus far in 2014.  As a result, the allowance for loan losses was $1.13 million at September 30, 2014, representing 0.29% of total loans, compared to $0.85 million, or 0.27% of total loans, at December 31, 2013.  Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future due to the gradual runoff of the discount on the acquired loan portfolio and an increase in new loan originations.

•

Total Capital increased to $65.2 million at September 30, 2014 from $65.0 million at June 30, 2014 and $54.6 million at December 31, 2013.  The book value of Bay’s common stock was $5.92 per share at September 30, 2014, compared to $6.01 per share at June 30, 2014 and $5.82 per share at December 31, 2013.

Recent Events

On May 30, 2014, the Bank entered into an agreement with Federal Deposit Insurance Corporation (“FDIC”) to acquire certain assets and assumed substantially all deposits and certain other liabilities of Slavie (the “Slavie Acquisition”), which was closed on that date by the Office of the Comptroller of the Currency (“OCC”).  In the Slavie Acquisition, the Bank acquired assets with a fair value of $117.1 million, including $82.9 million in loans, while assuming liabilities of $110.8 million. The Bank did not acquire any of Slavie’s other real estate owned.

An independent valuation specialist was engaged during the third quarter of 2014 to prepare a fair valuation analysis for the Slavie loan portfolio, core deposit intangible asset, and time deposit portfolio.  The valuation resulted in a summary before-tax bargain purchase gain of $511,000 compared to an initial pre-tax bargain purchase gain of $697,000 estimate recorded at June 30, 2014.  The adjusted valuation was properly recorded as a second quarter 2014 adjustment, resulting in an $113,000 decrease in second quarter after-tax income.  Summary valuation as of May 30, 2014 includes an overall loan fair value mark-to-market discount to book value of $7.83 million, a core deposit intangible of $0.48 million and a certificate premium of $0.13 million

Bay anticipates a normal level of additional expenses in the fourth quarter of 2014 related to the Slavie system conversion and other acquisition related costs.

On July 29, 2014, the Board of Directors of Bay granted 212,000 shares of Bay’s common stock to certain directors and officers and granted options to purchase 77,000 shares of Bay’s common stock to certain officers and a consultant.  The equity awards were granted to certain directors and officers and a consultant to recognize their efforts in building the Bank since being founded in 2010 by the Financial Services Partners Fund I, LLC (“FSPF”).  H Bancorp, LLC was formed on June 30, 2014 as the successor entity and Bay’s new top-tier holding company.  The liquidation of FSPF was a condition imposed by the Board of Governors of the Federal Reserve System as part of its approval of the Merger.  Bay realized an expense of $1.1 million in the third quarter of 2014 as a result of these equity awards, which will offset a portion of the one-time gains recorded in the second quarter of 2014.  Further details can be found in Bay’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2014.

Over the weekend of October 10, 2014, the Bank completed the core system integration of the Slavie/FISERV platform to the Bay Bank/FIS platform.  The Finance/General Ledger consolidation was also completed within this integration.  Several Slavie employees filled open positions within the Bank and have relocated to their new locations.

The former headquarters branch for Slavie was closed on October 10, 2014.  All deposits were transferred to the Bank’s Hickory branch location.  We anticipate no additional costs related to the facility.

Balance Sheet Review

Total assets were $480 million at September 30, 2014, an increase of $60.4 million, or 14%, when compared to December 31, 2013.  The increase was due to net increases in loans of $73.4 million, or 23%.  The Bank acquired net loans of $82.9 million in the Slavie Acquisition, which was offset by a net loan decline of $9.9 million, a $6.5 million decrease in mortgage loans held for sale and a $10.6 million increase in stockholders’ equity.  Excluding $7.0 million of net amortization from the acquired Slavie portfolio, the Bank achieved increased commercial and residential lending volume. Third quarter new loan originations and draws exceeded loan principal repayments by $6.0 million, a 6.1% annualized pace of net loan growth.

Total deposits were $399 million at September 30, 2014, an increase of $38 million, or 10%, when compared to December 31, 2013.  The increase was primarily driven by $110.8 million in deposits assumed in the Slavie Acquisition, offset by the $24.0 million decrease from the exit of the IRA product line, a net $9.5 million decrease resulting from the three closed Bank branch locations, and deposits acquired in the Slavie Acquisition declining by $43.1 million as part of the Bank’s strategy to reposition the deposit composition.  The Bank experienced organic net deposit growth of $3 million over the first nine months of 2014.

Stockholders’ equity was $65.2 million at September 30, 2014, an increase of $10.7 million, or 19%, when compared to December 31, 2013.  The increase resulted from the $7.0 million received in the Capital Transaction, $1.4 million of stock based compensation and the retention of corporate earnings.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and real estate acquired through foreclosure, increased to $20.67 million at September 30, 2014 from $18.32 million at June 30, 2014 and $9.60 million at December 31, 2013.  This increase was due primarily to the migration of acquired PCI loan balances to nonaccrual status during the third quarter.  Nonperforming assets represented 4.31% of total assets at September 30, 2014 compared to 3.79% at June 30, 2014 and 2.29% at December 31, 2013.  The ratio of net charge-offs (annualized) to average total loans was 0.19% for the third quarter of 2014 and 0.49% for the third quarter of 2013.

At September 30, 2014, the Bank remained above all “well-capitalized” regulatory requirement levels.  The Bank’s tier 1 risk-based capital ratio was 15.84% at September 30, 2014 as compared to 15.70% at June 30, 2014 and 14.42% at December 31, 2013.

Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

Net income for the three and nine month periods ended September 30, 2014 was a  ($0.94 million loss) and $1.79 million, respectively, compared to net income of $0.92 million and $2.32 million, respectively, for the same periods of 2013.  With variations in net income primarily the result of the bargain purchase gains from the Merger and the Slavie acquisition, changes were less comparable between periods.

Net interest income increased by $4.0 million for the nine months ended September 30, 2014 when compared to the nine months ended September 30, 2013.  The increase was supported by a $90 million growth in average interest-earning assets added by the Merger and the Slavie Acquisition, a 14 basis point reduction in the average cost of interest bearing liabilities, and a 5 basis point increase in the average rates earned on interest-earning assets.  The net interest margin for the third quarter of 2014 decreased to 4.80% from 5.56% for the second quarter of 2014 and 5.44% for the third quarter of 2013.  While the average rates on interest earning assets increased, interest income recognition volatility was impacted by favorable loan resolutions and accretion of net discounts on loans of $0.9 million and $4.0 million during the three- and nine-month periods of 2014, respectively, compared to $1.2 million and $3.2 million, respectively, during the same periods of 2013. As of September 30, 2014, the remaining net loan discounts on the Bank’s loan portfolio, including pre-Merger bank loans and loans acquired in the Merger and the Slavie Acquisition totaled $16.60 million.

Noninterest income for the three months ended September 30, 2014 was $1.13 million compared to $1.76 million for the same period in 2013.  This decrease was primarily the result of $0.27 million decrease in mortgage banking fees and gains along with a $0.20 million decline in brokerage commissions. Expectations are for increased income in both areas in upcoming quarters.

Noninterest income for the nine months ended September 30, 2014 was $6.63 million compared to $6.77 million for the same period in 2013.  This variance was the result of the 2014 remaining interest rate mark-to-market adjustment on IRA deposits of $2.16 million and a $0.51 million bargain purchase gain compared to the $2.86 million bargain purchase gain associated with the Merger that was recognized during the first nine months of 2013.  Electronic banking fees increased by $0.63 million during the first nine months of 2014, as the Merger added this business unit to the Bank.  Brokerage commissions declined by$.32 million for the first nine months of 2014 as the Bank temporarily exited this business line late in 2013.  Mortgage banking fees for the first nine months ended September 30, 2014 declined by $0.79 million when compared to the same period of 2013, while deposit service charges increased by $0.09 million.

Noninterest expense for the three months ended September 30, 2014 was $7.97 million compared to $6.26 million for the prior quarter and $6.72 million for the third quarter of 2013.  The primary contributors to the increase when compared to the third quarter of 2013 were increases in Merger-related expenses of $0.39 million and one-time other expenses $0.98 million.  This overall increase was also impacted by the Slavie Acquisition, which added an additional $0.20 million in salaries and benefits and $0.10 million in other noninterest expenses in September 2014.

Noninterest expense for the nine months ended September 30, 2014 was $20.57 million compared to $16.16 million for the same period in 2013, an increase of $4.41 million.  The increase relates to the inclusion during the first nine months of 2014 of a full nine-months of ongoing expenses related to the Merger and $0.76 million of expenses from the Slavie Acquisition.  Categories impacted by this full nine-months of expenses were increases in salaries and employee benefits of $2.12 million, occupancy, furniture and equipment expenses of $1.10 million, foreclosed property expenses of $0.23 million, legal, accounting and other professional fees of $0.13 million and core deposit intangible amortization of $0.22 million.  This was offset by a $1.12 million decline in Merger-related expenses.   We anticipate a normal level of expenses in the fourth quarter of 2014 related to core expenses and acquisition related costs.

Bay Bancorp, Inc. Information

Bay Bancorp, Inc. is a financial holding company and a savings and loan holding company headquartered in Lutherville, Maryland. Through Bay Bank, FSB, its federal savings bank subsidiary, Bay Bancorp, Inc. serves the community with a network of 10 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore, Anne Arundel, Howard, Carroll, and Harford. The Bank serves local consumers, small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking. The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit. The Bank’s subsidiary, Bay Financial Services, Inc., provides investment advisory and brokerage services. Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay Bancorp, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

For investor inquiries contact:

Joseph J. Thomas, Executive Chairman,

410-536-7336

jthomas@baybankmd.com

7151 Columbia Gateway Drive,

Suite A

Columbia, MD 21046

For further information contact:

Larry D. Pickett, Chief Financial Officer

lpickett@baybankmd.com

410-427-3726

Bay Bancorp, Inc.

Consolidated Balance Sheets

	September 30,	June 30,
	2014	2014	December 31,
	(unaudited)	(unaudited)	2013
ASSETS
Cash and due from banks	$7,318,090	$9,536,345	$7,126,720
Interest bearing deposits with banks and federal funds sold	9,654,840	14,890,664	16,146,340
Total Cash and Cash Equivalents	16,972,930	24,427,009	23,273,060

Time deposits with banks	284,849	500,000	-
Investment securities available for sale, at fair value	34,428,746	35,829,418	36,586,669
Investment securities held to maturity, at amortized cost	1,334,462	-	-
Restricted equity securities, at cost	1,367,995	919,795	1,009,695
Loans held for sale	6,317,277	6,103,088	12,836,234

Loans, net of deferred fees and costs	394,080,772	395,046,505	320,680,332
Less: Allowance for loan losses	(1,129,250)	(1,099,646)	(851,000)
Loans, net	392,951,522	393,946,859	319,829,332

Real estate acquired through foreclosure	1,642,524	1,520,609	1,290,120
Premises and equipment, net	5,589,176	5,646,918	5,998,532
Bank owned life insurance	5,453,093	5,420,981	5,356,575
Core deposit intangible	3,732,826	3,722,865	3,993,679
Deferred tax assets, net	5,258,484	5,287,136	6,564,121
Accrued interest receivable	1,277,781	1,389,888	1,186,748
Defined benefit pension asset	540,058	42,231	-
Other assets	2,367,825	2,713,245	1,164,538
Total Assets	$479,519,548	$487,470,042	$419,089,303

LIABILITIES
Noninterest-bearing deposits	$92,902,861	$104,021,800	$90,077,139
Interest-bearing deposits	305,693,481	315,122,594	270,916,332
Total Deposits	398,596,342	419,144,394	360,993,471

Short-term borrowings	12,000,000	-	-
Defined benefit pension liability	-	-	42,492
Accrued expenses and other liabilities	3,724,242	3,280,059	3,499,072
Total Liabilities	414,320,584	422,424,453	364,535,035

STOCKHOLDERS’ EQUITY
Common stock - par value $1.00, authorized 20,000,000 shares, issued and outstanding 11,014,517 and 9,379,753 shares as of September 30, 2014 and December 31, 2013, respectively.	11,014,517	10,818,773	9,379,753
Additional paid-in capital	43,143,903	42,178,489	36,357,001
Retained earnings	9,488,743	10,540,587	7,703,597
Accumulated other comprehensive income	1,551,801	1,507,740	1,113,917
Total Stockholders' Equity	65,198,964	65,045,589	54,554,268
Total Liabilities and Stockholders' Equity	$479,519,548	$487,470,042	$419,089,303

Bay Bancorp, Inc.

Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$5,537,260	$5,679,302	$16,457,477	$12,410,826
Interest on loans held for sale	64,265	349,561	196,274	590,714
Interest and dividends on securities	213,862	154,267	706,315	321,486
Interest on deposits with banks and federal funds sold	7,217	20,730	39,245	58,526
Total Interest Income	5,822,604	6,203,860	17,399,311	13,381,552

Interest expense:
Interest on deposits	286,368	397,159	896,596	898,763
Interest on short-term borrowings	12,706	-	12,706	1,692
Total Interest Expense	299,074	397,159	909,302	900,455
Net Interest Income	5,523,530	5,806,701	16,490,009	12,481,097

Provision for loan losses	220,373	350,365	580,217	533,621
Net interest income after provision for loan losses	5,303,157	5,456,336	15,909,792	11,947,476

Noninterest income:
Electronic banking fees	674,701	708,300	1,991,048	1,359,477
Mortgage banking fees and gains	259,740	529,570	767,803	1,556,385
Net (loss) gain on sale of real estate acquired through foreclosure	(1,503)	40,998	27,422	89,342
Brokerage commissions	-	199,392	-	316,884
Service charges on deposit accounts	99,451	100,476	303,396	191,690
Bargain purchase gain	-	-	510,844	2,860,199
Other income	95,003	184,311	3,031,629	397,418
Total Noninterest Income	1,127,392	1,763,047	6,632,142	6,771,395

Noninterest Expenses:
Salary and employee benefits	3,244,553	3,461,109	9,769,014	7,644,886
Occupancy expenses	722,573	716,482	2,256,683	1,458,086
Furniture and equipment expenses	280,320	239,704	875,274	526,551
Legal, accounting and other professional fees	356,226	344,867	1,088,451	961,948
Data processing and item processing services	371,572	394,021	863,909	832,636
FDIC insurance costs	84,882	82,246	287,568	194,572
Advertising and marketing related expenses	105,546	78,277	290,511	220,254
Foreclosed property expenses	113,903	104,170	504,295	273,084
Loan collection costs	152,196	143,021	305,099	303,253
Core deposit intangible amortization	245,673	336,273	738,415	517,203
Merger and acquisition related expenses	637,272	143,709	877,560	1,998,646
Other expenses	1,656,933	674,990	2,710,245	1,228,680
Total Noninterest Expenses	7,971,649	6,718,869	20,567,024	16,159,799
(Loss) income before income taxes	(1,541,100)	500,514	1,974,910	2,559,072
Income tax (benefit) expense	(599,585)	(422,279)	189,764	235,811
Net (loss) income	$(941,515)	$922,793	$1,785,146	$2,323,261

Basic net (loss) income per common share	$(0.09)	$0.11	$0.18	$0.29

Diluted net (loss) income per common share	$(0.09)	$0.11	$0.18	$0.29

Bay Bancorp, Inc.

Consolidated Statements of Stockholders' Equity

For the Nine Months Ended September 30, 2014 and 2013

(Unaudited)

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income		Total
Balance December 31, 2013	$9,379,753	$36,357,001	$7,703,597	$1,113,917		$54,554,268
Net income	-	-	1,785,146	-		1,785,146
Other comprehensive income	-	-	-	437,884		437,884
Stock-based compensation	212,000	1,209,666	-	-		1,421,666
Issuance of common stock	1,422,764	5,577,236	-	-		7,000,000
Balance September 30, 2014	11,014,517	43,143,903	9,488,743	1,551,801	-	65,198,964

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (loss)	Total
Balance December 31, 2012	$5,831,963	$21,269,898	$4,462,463	$260,092	$31,824,416
Net income	-	-	2,323,261	-	2,323,261
Other comprehensive loss			-	(251,231)	(251,231)
Issuance of common stock to FSPF I, LLC	2,039,958	8,960,042	-	-	11,000,000
Carrollton Bancorp shares retained at the date of Merger	1,483,457	5,800,313	-	-	7,283,770
Stock-based compensation	-	242,022	-	-	242,022
Issuance of common stock under stock option plan	8,887	31,103	-	-	39,990
Balance September 30, 2013	$9,364,265	$36,303,378	$6,785,724	$8,861	$52,462,228

Bay Bank, FSB

Capital Ratios

(Unaudited)

(in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
	Actual		Adequately Capitalized		Action Provisions
As of September 30, 2014:	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Risk-Based Capital Ratio	$60,376	16.14%	$29,922	8.00%	$37,402	10.00%

Tier I Risk-Based Capital Ratio	$59,247	15.84%	$14,961	4.00%	$22,441	6.00%

Leverage Ratio	$59,247	12.51%	$18,943	4.00%	$23,679	5.00%

As of June 30, 2014:

Total Risk-Based Capital Ratio	$60,205	15.99%	$30,122	8.00%	$37,653	10.00%

Tier I Risk-Based Capital Ratio	$59,105	15.70%	$15,061	4.00%	$22,592	6.00%

Leverage Ratio	$59,105	12.27%	$19,263	4.00%	$24,079	5.00%

As of March 31, 2014:

Total Risk-Based Capital Ratio	$49,354	15.53%	$25,423	8.00%	$31,778	10.00%

Tier I Risk-Based Capital Ratio	$48,412	15.23%	$12,711	4.00%	$19,067	6.00%

Leverage Ratio	$48,412	11.44%	$16,927	4.00%	$21,159	5.00%

As of December 31, 2013:

Total Risk-Based Capital Ratio	$47,815	14.68%	$26,079	8.00%	$32,562	10.00%

Tier I Risk-Based Capital Ratio	$46,964	14.42%	$13,025	4.00%	$19,537	6.00%

Leverage Ratio	$46,964	11.41%	$16,461	4.00%	$20,577	5.00%

Bay Bancorp, Inc.

Selected Financial Data

(Unaudited)

	Three Months Ended			Nine Months Ended		Year Ended
	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	2014	2014	2013	2014	2013	2013
Financial Data:
Assets	$479,519,548	$487,470,042	$439,996,824	$479,519,548	$439,996,824	$419,089,303
Investment securites	35,763,208	35,829,418	31,276,084	35,763,208	31,276,084	36,586,669
Loans (net of deferred fees and costs)	394,080,772	395,046,505	321,907,285	394,080,772	321,907,285	320,680,332
Allowance for loan losses	(1,129,250)	(1,099,646)	(690,474)	(1,129,250)	(690,474)	(851,000)
Deposits	398,596,342	419,144,394	380,844,499	398,596,342	380,844,499	360,933,471
Borrowings	12,000,000	-	-	12,000,000	-	-
Stockholders’ equity	65,198,964	65,045,589	54,619,330	65,198,964	54,619,330	54,554,268

Net (loss) income	(941,515)	2,644,926	922,793	1,785,146	2,323,261	3,241,134

Average Balances:
Assets	485,175,007	448,315,402	457,966,929	445,479,782	333,422,318	358,397,210
Investment securities	36,881,377	36,926,555	27,953,097	37,712,361	20,313,935	24,427,877
Loans (net of deferred fees and costs)	397,302,596	339,716,287	327,819,042	322,877,223	239,513,467	259,698,504
Borrowings	15,135,870	-	-	18,745,421	55,678	-
Deposits	400,964,856	385,002,128	398,510,708	363,400,788	283,476,914	231,245,789
Stockholders' equity	66,409,980	60,238,668	54,296,315	61,344,406	46,338,360	48,537,003

Performance Ratios:
Return on average assets	-0.77%	2.37%	0.80%	0.54%	0.93%	0.90%
Return on average equity	-5.62%	17.61%	6.74%	3.89%	6.70%	6.68%
Yield on average interest-earning assets	5.06%	5.84%	5.81%	5.81%	5.76%	5.71%
Rate on average interest-bearing liabilities	0.37%	0.42%	0.53%	0.42%	0.56%	0.55%
Net interest spread	4.69%	5.42%	5.28%	5.39%	5.20%	5.16%
Net interest margin	4.80%	5.56%	5.44%	5.50%	5.37%	5.33%

Book value per share	$5.92	$6.01	$5.48	$5.92	$5.83	$5.82
Basic net income per share	(0.09)	0.26	0.11	0.18	0.29	0.39
Diluted net income per share	(0.09)	0.26	0.11	0.18	0.29	0.39

	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2013
Asset Quality Ratios:
Allowance for loan losses to loans	0.29%	0.28%	0.22%	0.27%
Nonperforming loans to total loans	4.83%	4.29%	3.34%	2.59%
Nonperforming assets to total assets	4.31%	3.79%	2.69%	2.29%
Net charge-offs annualized to avg. loans	0.19%	-0.02%	0.16%	0.25%

Capital Ratios (Bay Bank, FSB):
Total risk-based capital ratio	16.14%	15.99%	15.53%	14.68%
Tier 1 risk-based capital ratio	15.84%	15.70%	15.23%	14.42%
Leverage ratio	12.51%	12.27%	11.44%	11.41%